FOURTH AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

FUND SHAREHOLDER REPORTS

AND OTHER REQUIRED MATERIALS

Equitable Financial Life Insurance Company of America (the “Company”), an Arizona stock life insurance company, and Legg mason Partners Variable Equity Trust and Legg Mason Partners Variable Income Trust (the “Fund”), each an open-end management investment company organized under the laws of Maryland, Legg Mason Partners Fund Advisor, LLC (the “Advisor”), a Maryland limited liability company and Legg Mason Investor Services, LLC (the “Distributor”), a Maryland limited liability company, entered into a certain participation agreement dated December 1, 2010 (together with any prior amendments thereto,the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of March 3, 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund, the Advisor and the Distributor (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain Fund materials required by Rule 30e-3; and

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Company intends to meet any such Portfolio Statutory Prospectus delivery requirement by relying on and complying with the requirements, terms and conditions of paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and the Company obtains the Fund Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, the Advisor and the Distributor hereby agree to supplement and amend the Participation Agreement as follows:

1. Provision of Fund Documents; Website Posting.

(a)

Fund Documents. The Fund and the Distributor are responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b)	Deadline for Providing, and Currentness of, Fund Documents.

(i)

The Fund and the Distributor shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts.

(ii)	The Fund and the Distributor shall use commercially reasonable efforts to make available on website(s) designated by the Fund Shareholder Reports and Portfolio

Holdings approximately 58 days following the close of the Fund’s reporting period. The failure by the Fund and Distributor to provide or make available Shareholder Reports and Portfolio Holdings on a timely basis shall not be considered a breach of this Amendment and shall not be considered a failure or an alleged failure that would require Indemnification pursuant to ARTICLE VIII of the Participation Agreement dated December 1, 2010.

(c)

Format of Fund Documents. The Fund and the Distributor may, in their sole discretion, determine to make available the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(ii)

permit persons accessing the Fund’s Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking to the extent required under paragraph (h)(2)(ii) of Rule 498A); and

(iii)

permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(iv)

The Fund and the Distributor shall provide Company with reasonable advance notice of the decision to make the Fund Documents available on a website hosted by the Company. Nothing in this section shall relieve the Company of its obligations under Rule 498A.

(d)

Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund and the Distributor fulfill their obligations under this Amendment, if any. Company shall be solely responsible for the development and operation of the website and hereby represents to the Fund and the Distributor that such website conforms to all legal and regulatory requirements, including but not limited to paragraph (j)(1)(iii) of Rule 498A and Rule 30e-3.

(e)	Use of Summary Prospectuses.

(i)

The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A no later than May 1, 2022.

(ii)	The Fund and the Distributor shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A if available.

(iii)

Notwithstanding the above, the Company is not required to file an Initial Summary Prospectus, Update Summary Prospectus or Notice Document and has up to May 1, 2022 to be in full compliance with Rule 498A.

(iv)	The Fund and the Distributor shall provide Company with reasonable advance notice of the decision to make the Fund Documents on a website hosted by the Company.

(f)

Notice Fee (Expense Allocation) The Fund, the Distributor and/or the Advisor shall bear the cost of preparing and mailing notices as required by paragraph (c) of Rule 30e-3 of the availability of certain Fund Documents to Contract Owners. The proportional cost is equal to the quotient of (a) divided by (b) multiplied by (c) where (a) is the total mailing expenses incurred by Company for all funds offered in its Accounts, (b) is the total number of funds available across the Company’s Accounts and (c) is the number of funds available across the Company’s Accounts that are part of the Fund’s family. The Company shall invoice the Fund and Distributor within 30 days after the end of the calendar quarter showing the calculation described in this paragraph and the amount owed. The Fund, the Distributor and/or the Advisor shall pay the Notice Fee to the Company within 30 business days after the receipt of the invoice, provided that the amounts are undisputed. The Parties will negotiate in good faith to resolve any disputed invoice.

2. Provision of Fund Documents for Paper Delivery. The Fund and the Distributor shall:

(a)

At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly, but in no event more than 5 business days after the request from the Company is received by either the Fund or the Distributor.

(b)

Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Fund.

(c)	The Fund, the Distributor and/or the Advisor shall reimburse the Company for the reasonable costs of mailing the Fund Documents to Contract Owners.

3.

Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance made publicly available by the Trust as the Trust is required to prepare for inclusion in the Portfolio’s prospectuses, as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Fund shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), but in no event later than Seventy-five (75) calendar days after the close of each Portfolio’s fiscal year:

(a)

the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver for the time periods required inform N-1A; and

(b)

the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements, and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and

(c)	the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A.

4. Construction of this Amendment; Participation Agreement.

(a)

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)

To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

5. Termination. This Amendment shall terminate upon the earlier of:

(a)	termination of the Participation Agreement; or

(b)	60 days written notice from any Party to the other Parties.

6.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

Equitable Financial Life Insurance Company of America, on behalf of itself and each Separate Account

By:

Print Name:	Kenneth Kozlowski

Title:	Senior Vice President
Date:	3/5/2021 | 11:26 AM EST

The Fund:

Legg Mason Partners Variable Equity Trust

By:

Print Name:	Jane Trust

Title:	President & CEO
Date:	3/3/2021

The Fund:

Legg Mason Partners Variable Income Trust

By:

Print Name:	Jane Trust

Title:	President & CEO
Date:	3/3/2021

The Advisor:

Legg Mason Partners Fund Advisors, LLC

By:

Print Name:	Jane Trust

Title:	President & CEO
Date:	3/3/2021

The Distributor:

Legg Mason Investor Services, LLC

By:

Print Name:	Jeremy O’Shea

Title:	COO US Distribution
Date:	3/3/2021